UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10750 Columbia Pike, Silver Spring, Maryland 20901

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2011, the Corporation entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (the “Severance Benefit Agreement”) with David White, the Corporation’s Senior Vice President, Chief Financial Officer and Treasurer.

Under the Severance Benefit Agreement, if Mr. White elects to terminate his employment for “good reason” or if the Company terminates the executive for any reason other than for “cause”, a “change in control”, death or “disability” (each as defined in the Severance Benefit Agreement), he is entitled to receive continued base salary for 70 weeks (the “Severance Benefit Period”). In addition, if Mr. White terminates employment under the above scenarios after June 30th in any given year, he is eligible to receive a full annual bonus for that year based on actual company performance and assuming 100% achievement of his management objectives. Mr. White is also eligible to receive continued medical and dental benefits during the Severance Benefit Period. The Corporation is also obligated to provide Mr. White with standard outplacement services for executive-level employees during the Severance Benefit Period, subject to termination in the event he secures new employment.

In addition, any stock options and other stock awards granted after August 1, 2011 to Mr. White will continue to vest and be exercisable during the Severance Benefit Period. At the end of the Severance Benefit Period any unvested awards will cease to vest and Mr. White will have 90 days to exercise any stock options that are then exercisable.

As conditions to his continued receipt of the payments and benefits above, if Mr. White becomes employed prior to the end of the Severance Benefit Period, the Corporation is entitled to offset the severance payments described above by the amount of any compensation earned by him as a result of new employment.

As a further condition to the continued receipt of the payments and benefits describe above, the Severance Benefit Agreement also provides for an non-compete and non-solicitation period, and a general confidentiality provision in favor of the Corporation during the Severance Benefit Period. In addition, Mr. White must execute a release in favor of the Corporation, releasing it and its affiliates from any claims relating to his employment with the Corporation.

If Mr. White is terminated within 12 months following a “change of control,” and such termination is by the Corporation other than for cause or by him for good reason, he is entitled to receive:

•	a lump-sum payment of 200% of his base salary;

•	a lump-sum payment of 200% of the full amount of his eligible bonus for the then-current year, based on a 100% attainment level for both company objectives and individual objectives; and

•	all unvested stock options, restricted stock and performance vested restricted stock units granted to him after the date of the Severance Benefit Agreement will accelerate and vest in full.

In addition, upon a change in control termination, Mr. White would be subject to the non-competition and non-solicitation provisions described above, as well as the requirement to execute a release in favor of the Corporation.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit 10.1— Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Corporation and David White dated August 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2011	Choice Hotels International, Inc.

	By:	/s/ Ronald D. Parisotto
	Name:	Ronald D. Parisotto
	Title:	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

EXHIBIT INDEX

10.1	Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Corporation and David White dated August 1, 2011.